Exhibit 99.1

For immediate release August 7, 2009	Eric R. Graef Preformed Line Products (440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES SECOND QUARTER
AND FIRST HALF 2009 RESULTS
Mayfield Village, Ohio, August 7, 2009 — Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the second quarter and the first six months of 2009.
Net income for the quarter ended June 30, 2009 was $3,584,000, or $.68 per diluted share, compared to $5,489,000 or $1.03 per diluted share, for the comparable period in 2008. Net income in the second quarter of 2008 included a net gain of $495,000, or $.09 per diluted share, on the sale of Superior Modular Products Company, a wholly owned domestic subsidiary.
Net sales in the second quarter of 2009 were $59,568,000, a decrease of 21% from sales of $75,362,000 in the second quarter of 2008.
Net income for the six months ended June 30, 2009 decreased 25% to $6,306,000, or $1.19 per diluted share, compared to $8,439,000, or $1.57 per diluted share for the comparable period in 2008. Net sales decreased 13% to $118,262,000 for the first six months of 2009 compared to $135,227,000 in the first six months of 2008.
Currency exchange rates negatively impacted sales by $7,014,000 for the quarter and $15,690,000 for the first six months of 2009, while the negative impact on net income was $339,000 for the quarter and $848,000 for the first six months of 2009.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “Although our results for the quarter were disappointing, they were not unexpected based upon the state of the world economy. Our comparisons are to a very strong second quarter in 2008 and the same will be the case for third quarter. We adjusted our cost structure last year while our operations were strong. Currently we are leveraging our costs over a lower sales volume. We expect that sales will improve when the economy improves and we get the anticipated boost from the stimulus package. We feel that we are correctly positioned for the future growth.”

PAGE 2 / PLP ANNOUNCES SECOND QUARTER RESULTS
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings “Risk Factors” and “Forward-Looking Statements” in the Company’s 2008 Annual Report on Form 10-K filed with the SEC on March 13, 2009. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

	Three month periods ended June 30,		Six month periods ended June 30,
Thousands, except per share data	2009	2008	2009	2008

Net sales	$59,568	$75,362	$118,262	$135,227
Cost of products sold	39,718	51,685	79,834	92,545

GROSS PROFIT	19,850	23,677	38,428	42,682

Costs and expenses
Selling	5,526	6,186	10,890	11,760
General and administrative	7,371	7,691	14,423	15,047
Research and engineering	2,159	2,338	4,220	4,327
Other operating (income) expenses — net	(311)	233	(22)	143

	14,745	16,448	29,511	31,277

OPERATING INCOME	5,105	7,229	8,917	11,405

Other income (expense)
Interest income	87	216	212	430
Interest expense	(107)	(138)	(216)	(277)
Other income (expense)	178	22	657	20

	158	100	653	173

INCOME BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	5,263	7,329	9,570	11,578

Income taxes	1,721	2,382	3,311	3,797

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	3,542	4,947	6,259	7,781

Income from discontinued operations, net of tax	—	620	—	769

NET INCOME	3,542	5,567	6,259	8,550

Less net income (loss) attributable to noncontrolling interests, net of tax	(42)	78	(47)	111

NET INCOME ATTRIBUTABLE TO PLPC	$3,584	$5,489	$6,306	$8,439

BASIC EARNINGS PER SHARE
Income per share from continuing operations attributable to PLPC common shareholders	$0.69	$0.92	$1.21	$1.44

Discontinued operations attributable to PLPC common shareholders	$—	$0.12	$—	$0.14

Net income attributable to PLPC common shareholders	$0.69	$1.04	$1.21	$1.58

DILUTED EARNINGS PER SHARE
Income per share from continuing operations attributable to PLPC common shareholders	$0.68	$0.91	$1.19	$1.43

Discontinued operations attributable to PLPC common shareholders	$—	$0.12	$—	$0.14

Net income attributable to PLPC common shareholders	$0.68	$1.03	$1.19	$1.57

Cash dividends declared per share	$0.20	$0.20	$0.40	$0.40

Weighted-average number of shares outstanding — basic	5,231	5,296	5,228	5,339

Weighted-average number of shares outstanding — diluted	5,311	5,345	5,306	5,387

Amount attributable to PLPC common shareholders:
Income from continuing operations, net of tax	$3,584	$4,869	$6,306	$7,670
Discontinued operations, net of tax	—	620	—	769

Net Income	$3,584	$5,489	$6,306	$8,439

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
Thousands of dollars, except share and per share data	2009	2008

ASSETS
Cash and cash equivalents	$27,701	$19,869
Accounts receivable, less allowances of $974 ($972 in 2008)	41,285	36,899
Inventories — net	49,149	48,412
Deferred income taxes	3,225	2,786
Prepaids and other	4,982	4,704

TOTAL CURRENT ASSETS	126,342	112,670
Property and equipment — net	58,769	55,940
Patents and other intangibles — net	3,538	3,858
Goodwill	6,151	5,520
Deferred income taxes	6,513	6,943
Other assets	6,788	5,944

TOTAL ASSETS	$208,101	$190,875

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable to banks	$4,025	$3,101
Current portion of long-term debt	894	494
Trade accounts payable	16,037	14,632
Accrued compensation and amounts withheld from employees	8,925	6,606
Accrued expenses and other liabilities	11,206	10,415

TOTAL CURRENT LIABILITIES	41,087	35,248

Long-term debt, less current portion	2,930	2,653
Other noncurrent liabilities and deferred income taxes	15,996	15,973

SHAREHOLDERS’ EQUITY
PLPC shareholders’ equity:
Common shares — $2 par value, 15,000,000 shares authorized, 5,236,839 and 5,223,830 issued and outstanding, net of 551,059 treasury shares at par, respectively	10,474	10,448
Paid in capital	4,610	3,704
Retained earnings	150,938	146,624
Accumulated other comprehensive loss	(18,421)	(24,511)

TOTAL PLPC SHAREHOLDERS’ EQUITY	147,601	136,265

Noncontrolling interest	487	736

TOTAL SHAREHOLDERS’ EQUITY	148,088	137,001

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$208,101	$190,875